Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE July 24, 2007	Company Contact: Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES THIRD QUARTER RESULTS

St. Louis, Missouri, July 24, 2007 – Energizer Holdings, Inc., [NYSE: ENR], today announced results of its third quarter ended June 30, 2007.  Net earnings for the quarter were $62.5 million, or $1.06 per diluted share, versus net earnings of $51.3 million, or $0.83 per diluted share in the third fiscal quarter of 2006.  Included in the current quarter is a favorable adjustment of $7.8 million, or $0.13 per diluted share, related to previously unrecognized tax benefits associated with prior years’ foreign losses and a reduction of prior year tax accruals, partially offset by a charge of $2.3 million, after-tax, or $0.04 per share, for restructuring projects in Europe.  Last year’s third quarter included an $8.6 million, or $0.14 per diluted share, favorable adjustment related to prior years’ tax accruals, which was nearly offset by charges of $7.9 million, after-tax, or $0.13 per diluted share, related to the European restructuring projects.

“We are once again pleased with our quarterly results,” said Ward M. Klein, Chief Executive Officer.  “The battery business posted solid volume growth around the world and pricing has largely offset significant material cost increases.  We continue to invest in people and advertising to enhance our brand position around the world.  In our razors and blades business, men’s shaving systems sales have slowed compared to recent periods where we had more new product activity, and in the face of significant competition.  However, the introduction of Quattro Disposable and a strong push on other disposable products has contributed to top line growth.  Our seasonal and launch related A&P has now peaked and we look for the shaving business to have a strong fiscal year finish.”

Sales for the quarter were $800.0 million, an increase of $65.1 million, as all three segments improved.  Segment profit increased 4% to $123.0 million for the quarter due to improvements in both battery segments, partially offset by an expected decline in the Razors and Blades segment. On a constant currency basis, sales increased 6% while segment profit decreased 2%.  General corporate and other expenses decreased $6.2 million, and interest and other financing items decreased $3.4 million.

For the nine months ended June 30, 2007, net earnings were $251.4 million, or $4.30 per diluted share, compared to net earnings of $221.8 million, or $3.44 per diluted share, in the same period last year.  Included in the current and prior year nine month results are charges of $7.6 million, after-tax, or $0.13 per diluted share, and $11.0 million, after-tax, or $0.17 per diluted share, respectively, for restructuring projects in Europe.  In addition, the current and prior year nine month results included the aforementioned benefit from tax accrual adjustments.

Sales for the nine months were $2,490.1 million, an increase of $243.3 million in absolute dollars and $190.3 million on a constant currency basis, as all three segments improved.  Including $22.6 million of favorable currency, segment profit increased $38.4 million to $491.5 million.   Excluding the impact of currency, segment profit increased $15.8 million on improvements in the North America Battery and the Razors and Blades segments, partially offset by lower International Battery results.  For the nine months, general corporate and other expenses decreased $5.6 million, and interest and other financing items increased $2.6 million.

North America Battery

Net sales for the third quarter of $303.8 million increased $28.1 million, or 10%, due to higher volume contributing $13.5 million and favorable pricing and product mix adding $13.9 million.  Energizer Max units increased 1% while lithium and rechargeable batteries and chargers grew approximately 30%.  Overall pricing and product mix was favorable reflecting general price increases implemented in January 2007.

Gross profit for the quarter increased $11.1 million as higher sales were partially offset by higher product costs.  Overall product cost rate for the quarter was unfavorable $13.3 million due to higher material costs.  Segment profit increased $8.4 million as higher gross profit was partially offset by higher advertising, promotion and selling expenses.

The United States (U.S.) retail battery category is defined as household batteries (alkaline, carbon zinc, lithium and rechargeable) and specialty batteries.  The U.S. retail battery category increased by 3% in dollars for the 12 weeks ending June 16, 2007, versus the same period last year, as price increases and consumers trading up to premium and performance brands were partially offset by declines in hurricane preparedness sales in the southeastern U.S.  Retail consumption of Energizer’s products increased 7% in dollars for the same period.  Energizer’s growth is a result of a continued focus on brand and category building activities including more effective merchandising and product mix management, and shifting price-oriented promotions to more profitable events in line with our published minimum advertised price program.  Non-promoted Energizer Max sales were up 14% in the quarter while promoted sales were down 8%, as reported by A.C.Nielsen (A.C.N.). As a result, non-promoted volume across Energizer’s total battery portfolio reached nearly 70% of total battery sales within the A.C.N. measured universe in the current quarter, our highest level in the last two years and the highest among major battery brands.

For the nine months, sales increased $96.4 million, or 11%, primarily due to higher sales volumes and favorable pricing and product mix.  For the current nine months, Energizer Max unit sales increased 1%.  Lithium batteries, rechargeable batteries and chargers grew in excess of 30%.  Higher pricing reflects the impact of prior year price increases in the first fiscal quarter as well as the aforementioned 2007 increase and lower levels of promotional spending on Energizer Max.

Gross profit increased $33.8 million for the nine months as higher sales were partially offset by higher product costs, primarily due to the increased cost of zinc.  Product cost in the current period was unfavorable $32.9 million compared to the same period last year as material cost increases of $37.3 million were partially offset by other cost reductions earlier in the year.  Segment profit increased $20.6 million, or 9%, as higher gross profit was partially offset by higher advertising,  selling, general and administrative expenses.

International Battery

Net sales for the quarter were $244.0 million, an increase of $29.8 million, or 14%.   Absent $11.3 million of favorable currency impacts, sales increased 9% due to higher volumes of $13.7 million and favorable pricing and product mix of $4.8 million.

Gross profit increased $10.8 million, including $9.9 million of favorable currency impacts.  Absent currencies, the contribution of higher volume and pricing was nearly offset by a higher product cost rate of $9.1 million of which $6.4 million related to higher zinc and other material costs.  Segment profit for the quarter increased $3.5 million in absolute dollars but declined $3.4 million excluding currency impacts due to higher general, administrative and selling expenses.

For the nine months, net sales increased $99.6 million, or 15%, with favorable currency accounting for $32.4 million of the increase.  On a constant currency basis, sales increased 10%, primarily on higher volumes in all areas and favorable pricing and product mix in Asia and Latin America, partially offset by unfavorable product mix in Europe for the first half of the year.

Gross profit increased $22.3 million in absolute dollars, but declined $4.4 million on a constant currency basis, as the impact from higher volume and pricing was more than offset by $38.1 million of unfavorable product cost, which included $32.7 million of raw material costs.  Segment profit increased $2.2 million in absolute dollars but declined $16.7 million excluding currency impacts due to higher selling, general and administrative expenses in addition to the gross profit impact.

Razors & Blades

Razor and blade sales for the quarter were $252.2 million, an increase of $7.2 million compared to the same quarter last year, with currencies accounting for $6.1 million of the increase.  Initial launch sales of new products in the current quarter were approximately $3 million compared to approximately $10 million in the same quarter last year.  Excluding the impacts of currency and initial product launches, sales increased 3% driven by a significant increase in disposable sales, partially offset by increased coupons and other promotions.

Gross profit for the quarter declined $2.9 million in absolute dollars and $6.5 million on a constant currency basis due to higher promotions recorded in the net sales line, primarily related to disposables.

Segment profit declined $7.7 million, or 27%, on the lower gross margin and increased advertising and promotion expense, partially offset by lower research and development.  The higher advertising and promotion was in support of Quattro Disposable, which was launched in the second quarter.

For the nine months, sales increased $47.3 million, including $18.9 million of favorable currency impacts.  Initial launch sales of new products in the current nine months were approximately $23 million compared to approximately $40 million in the same period last year.  Absent currency and initial product launches discussed above, sales increased 7% due to Quattro systems, disposables and Intuition, partially offset by declines in legacy products.  Segment profit increased $15.5 million, primarily on the contribution of higher sales, the aforementioned favorable research and development comparison and favorable currency of $2.5 million, partially offset by higher advertising and promotion.

Overall share of the wet shave category in primary markets was 20.1% for the year ended May 2007, basically flat with the previous year, as the Razors and Blades segment held share in the face of significant competitive activity.

Other Items

General corporate and other expenses decreased $6.2 million and $5.6 million for the quarter and the nine months, respectively, as lower restructuring charges and project expenses, and in the nine months, lower legal expenses, were partially offset by higher stock based compensation.  The current year quarter and nine months include charges related to the European restructuring of $3.2 million and $11.1 million, respectively, while last year’s third quarter and nine month period included $12.3 million and $17.0 million, respectively.

Interest expense increased $2.8 million for the quarter and $15.0 million for the nine months on higher average borrowings resulting from share repurchases and higher interest rates.  Other financing items were favorable $6.2 million for the quarter and $12.4 million for the nine months due to higher interest income and exchange gains in the current nine months versus exchange losses last year.

Income taxes, which include federal, state and foreign taxes, were 18.4% and 28.3% for the current quarter and nine month periods, respectively, compared to 17.1% and 28.2% for the same quarter and nine month periods last year, respectively.  The current quarter and nine months include $4.3 million of favorable previously unrecognized tax benefits related to prior years’ foreign losses in Mexico and $3.5 million of adjustments to reduce prior year tax accruals.  Adjustments to reduce prior year tax accruals of $8.6 million were recorded in the same quarter and nine month periods last year.  The current quarter includes an adjustment necessary to bring the nine month tax rate to the estimated full year rate.  Excluding the items discussed above, the rate for the current quarter and nine months was 30.5% compared to 31.0% in both the quarter and nine month periods last year.

Energizer made no share repurchases during the third quarter.  Capital expenditures and depreciation expense for the quarter were $20.7 million and $27.4 million, respectively.  For the nine months, capital expenditures were $52.6 million, and depreciation expense was $82.0 million.

Outlook

Looking forward, battery material costs continue above historical levels.  Based on current sales and cost forecasts, product costs are expected to be unfavorable $20 to $22 million for the last quarter of fiscal 2007, compared to the same period last year.  Implemented price increases in most markets are expected to offset the majority of the higher cost.

# # #

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release that are not historical, particularly statements regarding future investments, the outlook for the razors and blades business for the remainder of the fiscal year, growth in the retail battery category, retail consumption of Energizer’s battery products, Energizer’s share of the retail battery category, the Company’s share of the wet shave category in primary markets, Energizer’s effective tax rate, anticipated product cost increases in the fourth quarter, and the impact of the Company’s implemented price increases in offsetting those higher product costs, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer’s actual results for future periods to differ materially from those anticipated or projected.  General economic conditions, competitive activity and higher than anticipated cost increases could negatively impact results of the Company’s razors and blades business for the remainder of fiscal 2007. Energizer’s estimates of battery category value trends, retail consumption of its battery products on a volume basis, battery and razor and blades market share, and retailer inventory levels are based solely on limited data available to Energizer and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Energizer’s effective tax rate for the year could be impacted by legislative or regulatory changes by federal, state and local, and foreign, taxing authorities, as well as by the profitability or losses of Energizer’s various subsidiary operations in both high-tax and low-tax countries. The impact of product cost increases could be more significant than anticipated, as it is difficult to predict with any accuracy whether raw material, energy and other input costs will stabilize or continue to increase, since such costs are impacted by multiple economic, political and other factors outside of the Company’s control. Higher than anticipated product cost increases, competitive promotional activity, or pricing or promotional demands from retailer customers, could limit the effectiveness of implemented price increases in future periods. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. Energizer does not undertake any obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents, including Energizer’s Registration Statement on Form 10, its annual report on Form 10-K for the Year ended September 30, 2006, its quarterly reports on Form 10-Q for the quarters ended December 31, 2006, and March 31, 2007, and its Current Report on Form 8-K dated April 25, 2000.

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(Dollars in millions, except per share data - Unaudited)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006

Net sales	$800.0	$734.9	$2,490.1	$2,246.8

Cost of products sold	421.5	377.5	1,311.1	1,150.2

Gross profit	378.5	357.4	1,179.0	1,096.6

Selling, general and administrative expense	155.5	152.0	456.1	432.8
Advertising and promotion expense	111.5	100.9	262.7	243.9
Research and development expense	17.4	21.7	51.0	54.7
Interest expense	22.6	19.8	69.4	54.4
Other financing items, net	(5.1)	1.1	(10.6)	1.8

Earnings before income taxes	76.6	61.9	350.4	309.0

Income tax provision	14.1	10.6	99.0	87.2

Net earnings	$62.5	$51.3	$251.4	$221.8

Earnings per share
Basic	$1.10	$0.86	$4.44	$3.55
Diluted	$1.06	$0.83	$4.30	$3.44

Weighted average shares of common stock - Basic	56.7	59.9	56.6	62.5
Weighted average shares of common stock - Diluted	58.7	62.0	58.4	64.5

See Accompanying Notes to Condensed Financial Statements

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
Quarter ending June 30, 2007
(Dollars in millions, except per share data)

1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.
Operations for Energizer Holdings, Inc. (the Company) are managed via three major segments - North America Battery (United States and Canada battery and lighting products), International Battery (rest of world battery and lighting products) and Razors and Blades (global razors, blades, and related products).  The Company reports segment results reflecting all profit derived from each outside customer sale in the region in which the customer is located.  Research and development costs for the battery segments are combined and included in the Total Battery results.  Research and development costs for Razors and Blades are included in that segment's results.  Segment performance is evaluated based on segment operating profit exclusive of general corporate expenses, share-based compensation, costs associated with most restructuring, integration or business realignment and amortization of intangible assets.  Financial items, such as interest income and expense, are managed on a global basis at the corporate level.

The Company's operating model includes a combination of stand-alone and combined business functions between the battery and razors and blades businesses, varying by country and region of the world.  Shared functions include product warehousing and distribution, various transaction processing functions, and environmental activities, and in some countries, combined sales forces and management.

Segment sales and profitability for the quarter and nine months ended June 30, 2007 and 2006, respectively, are presented below.

	Quarter Ended June 30,		Nine Months Ended June 30,
Net Sales	2007	2006	2007	2006
North America Battery	$303.8	$275.7	$986.8	$890.4
International Battery	244.0	214.2	781.2	681.6
Total Battery	547.8	489.9	1,768.0	1,572.0
Razors and Blades	252.2	245.0	722.1	674.8
Total net sales	$800.0	$734.9	$2,490.1	$2,246.8

Profitability
North America Battery	$69.8	$61.4	$248.3	$227.7
International Battery	40.8	37.3	142.7	140.5
R&D Battery	(8.3)	(9.1)	(25.8)	(25.9)
Total Battery	102.3	89.6	365.2	342.3
Razors and Blades	20.7	28.4	126.3	110.8
Total segment profitability	$123.0	$118.0	$491.5	$453.1
General corporate and other expenses	(27.6)	(33.8)	(78.3)	(83.9)
Amortization	(1.3)	(1.4)	(4.0)	(4.0)
Interest and other financial items	(17.5)	(20.9)	(58.8)	(56.2)
Earnings before income taxes	$76.6	$61.9	$350.4	$309.0

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended June 30,		Nine Months Ended June 30,
Net Sales	2007	2006	2007	2006
Alkaline batteries	$326.5	$299.5	$1,079.4	$982.5
Other batteries and lighting products	161.6	133.5	496.9	407.3
Carbon zinc batteries	59.7	56.9	191.7	182.2
Razors and blades	252.2	245.0	722.1	674.8
Total net sales	$800.0	$734.9	$2,490.1	$2,246.8

3.
Basic earnings per share is based on the average number of common shares during the period.  Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

4.
The current and prior year quarter includes pretax charges of $3.2 and $12.3, respectively, and the current and prior year nine months include pretax charges of $11.1 and $17.0, respectively, related to European restructuring projects.  These are included in General corporate and other expenses in Note 2 above.